Schedule A

Dated April 26, 2024

To The

Expense Limitation Agreement

Dated April 29, 2012

Between

Touchstone Variable Series Trust and Touchstone Advisors, Inc.

Fund	Expense Limit	Termination Data
Touchstone Balanced Fund I	0.79%	April 29, 2025
Touchstone Balanced Fund SC	0.79%	April 29, 2025
Touchstone Bond Fund I	0.61%	April 29, 2025
Touchstone Bond Fund SC	0.91%	April 29, 2025
Touchstone Common Stock Fund I	0.73%	April 29, 2025
Touchstone Common Stock Fund SC	1.06%	April 29, 2025
Touchstone Small Company Fund	0.76%	April 29, 2025

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE VARIABLE SERIES TRUST

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ E. Blake Moore Jr.
E. Blake Moore Jr. President and Chief Executive Officer

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft
Chief Financial Officer

Signature Page – Schedule A to Expense Limitation Agreement